EXHIBIT 1.1

CAPITAL AUTO RECEIVABLES ASSET TRUST 2015-3

$131,000,000 Class A-1b Asset Backed Notes

CAPITAL AUTO RECEIVABLES LLC

(DEPOSITOR)

ALLY FINANCIAL INC.

(SPONSOR AND SERVICER)

UNDERWRITING AGREEMENT

August 25, 2015

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

SG Americas Securities, LLC

Ladies and Gentlemen:

Capital Auto Receivables LLC, a Delaware limited liability company (the “Depositor”), proposes to sell to the Underwriters $131,000,000 aggregate principal balance of Class A-1b Asset Backed Notes (the “Class A-1b Notes”). The Class A-1b Notes were issued pursuant to an indenture, dated as of August 19, 2015 (the “Initial Closing Date”) (as amended and supplemented from time to time, the “Indenture”), between Capital Auto Receivables Asset Trust 2015-3 (the “Trust”) and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). Simultaneously with the issuance of the Class A-1b Notes, the Trust issued the Class A-1a Asset Backed Notes, the Class A-2 Asset Backed Notes, the Class A-3 Asset Backed Notes, the Class A-4 Asset Backed Notes, the Class B Asset Backed Notes, the Class C Asset Backed Notes, the Class D Asset Backed Notes and the Class E Asset Backed Notes (collectively with the Class A-1b Notes, the “Issued Notes”). The Class A-1a Notes, Class A-1b Notes and Class E Notes were retained by the Depositor on the Initial Closing Date. The Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes, Class C Notes and Class D Notes (together, the “Initial Offered Notes”) were sold pursuant to an underwriting agreement, dated as of August 12, 2015, by and among the Underwriters, the Depositor and Ally Financial Inc. (“Ally Financial”).

The assets of the Trust include, among other things, a pool of fixed rate retail instalment sale contracts and direct purchase money loans used to finance the purchase of new and used cars and light trucks (the “Receivables”) and certain monies due or received thereunder on and after July 1, 2015 (the “Initial Cutoff Date”), such Receivables have been transferred to the Trust by the Depositor and are being serviced by Ally Financial (the “Servicer”). The aggregate amount financed under the Receivables, exclusive of accrued interest, as of the Initial Cutoff Date was $1,072,399,400.83. The Trust has been formed pursuant to a trust agreement, dated as of July 17, 2015, as amended and restated as of the Initial Closing Date (as further amended and supplemented from time to time, the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as trustee, acting thereunder not in its individual capacity but solely as trustee of the Trust (the “Owner Trustee”). Ally Financial serves as the initial custodian of the Receivable Files (as defined in a trust sale and servicing agreement, dated as of the Initial Closing Date (as amended and supplemented from time to time, the “Trust Sale and Servicing Agreement”), among the Depositor, the Servicer and the Trust) pursuant to the Trust Sale and Servicing Agreement and a custodian agreement, dated as of the Initial Closing Date (as amended and supplemented from time to time, the “Custodian Agreement”), between the Servicer and the Depositor.

Any reference herein to the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 18 hereof. Capitalized terms not otherwise defined in this Underwriting Agreement (this “Agreement”) shall have the meanings assigned to them in Part I of Appendix A to the Trust Sale and Servicing Agreement.

1.      Representations and Warranties of the Depositor. The Depositor represents and warrants to, and agrees with, the several underwriters named in Schedule 1 (the “Underwriters”) that:

(a)      The Depositor meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (No. 333-201235), including a prospectus, on Form S-3 pursuant to Rule 415 under the Act on December 23, 2014, for the registration under the Act of asset-backed securities (issuable in series and classes thereof), including the Class A-1b Notes, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriters. The Depositor has filed or will file with the Commission, pursuant to Rule 424(b), the Preliminary Prospectus and has delivered the Final Preliminary Prospectus to the Underwriters on or prior to the Applicable Time for delivery to prospective investors. The Depositor will file with the Commission pursuant to Rule 424(b) a Final Prospectus relating to the Class A-1b Notes and the method of distribution thereof.

(b)      On the Effective Date, the Registration Statement complied, and when each of the Final Preliminary Prospectus and Final Prospectus are first filed in accordance with Rule 424(b), the Final Preliminary Prospectus and the Final Prospectus will comply, in all material respects, with the applicable requirements of the Act; provided, however, that the Depositor has prepared the Final Preliminary Prospectus and the Final Prospectus in reliance upon and in conformity with the guidance from the Staff of the Commission set forth in the No-Action Letter, dated November 23, 2010, regarding Regulation AB Items 1103(a)(9) and 1120 (the “No-Action Letter”); on the Effective Date, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) (i) in reliance upon and in conformity with the Underwriter Information (as defined in Section 8(b)) or (ii) relating to and included in the ABS Tables. As of the Initial Closing Date, the representations and warranties of the Depositor in a pooling and servicing agreement, dated as of the Initial Closing Date (the “Pooling and Servicing Agreement”), between Ally Financial and the Depositor, in the Trust Sale and Servicing Agreement and in the Trust Agreement were true and correct in all material respects.

(c)      As of the Applicable Time, the Disclosure Package did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Disclosure Package (i) in reliance upon and in conformity with the Underwriter Information or (ii) included in the ABS Tables.

(d)      At the earliest time after the filing of the Registration Statement that the Depositor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Class A-1b Notes, the Depositor was not an “ineligible issuer,” as defined in Rule 405.

(e)      Each Issuer Free Writing Prospectus, as of its issue date, does not and will not include any information that conflicts or will conflict with the information then contained in the Registration Statement; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from any Issuer Free Writing Prospectus (i) in reliance upon and in conformity with the Underwriter Information or (ii) relating to the ABS Tables. If at any time following issuance of an Issuer Free Writing Prospectus there has occurred or does occur an event or development as a result of which such Issuer Free Writing Prospectus would conflict with the information then contained in the Registration Statement or would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Depositor has notified or will promptly notify the Underwriters and (ii) the Depositor has amended or supplemented or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)      This Agreement has been duly authorized, executed and delivered by the Depositor.

(g)      As of its date, the Final Preliminary Prospectus did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Final Preliminary Prospectus (i) in reliance upon and in conformity with the Underwriter Information, (ii) included in the ABS Tables or (iii) pricing and price dependent information, which information shall appear in the Final Prospectus but not in the Final Preliminary Prospectus.

2.      Representations, Warranties and Covenants of the Sponsor. Ally Financial in its capacity as sponsor (the “Sponsor”) represents and warrants to, and agrees with, each Underwriter that:

(a)       (i)      the Sponsor or the Depositor has provided a written representation (the “17g-5 Representation”) to each Rating Agency, which satisfies the requirements of paragraph (a)(3)(iii) of Rule 17g-5 of the Exchange Act and (ii) each of the Sponsor and the Depositor has complied and will comply with the 17g-5 Representation other than any breach of the 17g-5 Representation (A) that would not have a material adverse effect on the Class A-1b Notes or (B) arising from a breach by any Underwriter of the representation, warranty and covenant set forth in Section 5(g);

(b)      the Sponsor or the Depositor has complied with and will comply with Rule 15Ga-2 of the Exchange Act with respect to any third-party due diligence services (as defined in Rule 17g-10(d)(1) of the Exchange Act) (a “Third-Party Diligence Report”) performed on behalf of the Sponsor or the Depositor, other than any breach arising from a breach by any Underwriter of the representation, warranty and covenant set forth in Section 5(g)(ii), and the Sponsor or the Depositor has furnished to the Commission any Form ABS-15G required in connection with a Third-Party Diligence Report, within the time period required by Rule 15Ga-2; and

(c)      on or prior to the date of this Agreement, neither the Sponsor nor the Depositor has requested (or caused any person to request) any Third-Party Diligence Report, other than the Third-Party Diligence Report set forth on Schedule 7, and, to the extent it has requested any Third-Party Diligence Report, it has made available such report to each Underwriter.

3.      Purchase, Sale and Delivery of the Class A-1b Notes. Each Underwriter executing this Agreement hereby represents and warrants to the Depositor that it has been authorized to execute this Agreement. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Depositor agrees to sell to the Underwriters, and each Underwriter, severally and not jointly, agrees to purchase from the Depositor, the respective principal balance of the Class A-1b Notes set forth opposite the name of such Underwriter on Schedule 1. The Class A-1b Notes are to be purchased at the purchase price set forth on Schedule 2, plus accrued interest to the extent set forth on such Schedule 2.

4.      Delivery and Payment. The Depositor will deliver the Class A-1b Notes to the Underwriters against payment of the purchase price in immediately available funds, at the office of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on August 27, 2015 at 10:00a.m. (Chicago time), or at such other time and place not later than seven full business days thereafter as the Underwriters and the Depositor determine, such time being herein referred to as the “Closing Date.” The global notes representing the Class A-1b Notes shall be registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The interests of beneficial owners of the Class A-1b Notes will be represented by book entries on the records of DTC and participating members thereof. Definitive notes will be available only under limited circumstances.

5.      Offering by Underwriters; Representations and Covenants of the Underwriters.

(a)      It is understood that the Underwriters propose to offer the Class A-1b Notes for sale to the public (which may include selected dealers) as set forth in the Final Prospectus. Each Underwriter agrees that all such offers and sales by such Underwriter will be made in compliance with all applicable laws and regulations, including all laws and regulations with respect to pricing of the Class A-1b Notes and disclosure of underwriting commissions from the Depositor or any other person.

(b)      The Underwriters have not provided and will not provide any ABS Informational and Computational Material to prospective investors. For the purposes hereof, “ABS Informational and Computational Material” as used herein shall have the meanings given such term in Item 1101(a) of Regulation AB under the Exchange Act.

(c)       Each Underwriter represents that it has delivered the Final Preliminary Prospectus and the Bloomberg Screen to prospective investors prior to or at the Applicable Time.

(d)      Each Underwriter, solely with respect to itself, represents, as of the Closing Date, that other than the Preliminary Prospectus, the Final Prospectus and any Free Writing Prospectus identified on Schedule 3, it did not provide any prospective investors with any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Class A-1b Notes, other than those identified on Schedule 4; provided, however, that, notwithstanding the foregoing, the Depositor agrees that each Underwriter may disseminate without the approval of the Depositor one or more “written communications” (as defined in Rule 405 under the Act) in the form of (i) an Intex CDI file that does not contain any Issuer Information (as defined below) other than Issuer Information contained in the Preliminary Prospectus, (ii) information on Bloomberg to prospective investors relating to (A) the prepayment speed and clean-up call information of the Class A-1b Notes, any derivatives expected to be entered into in connection with the Class A-1b Notes, and the weighted average life and payment window of the Class A-1b Notes and (B) a column or other entry showing the status of the subscriptions for the Class A-1b Notes (both for the issuance as a whole and for each Underwriter’s retention) (collectively, the “Bloomberg Information”) or (iii) information customarily included in confirmations of sales of securities and notices of allocations and information contemplated by Rule 134 of the Act, which, in the case of clauses (ii) or (iii), each Underwriter, solely with respect to itself, represents shall not be required to be filed with the Commission (i) pursuant to the safe harbor provided by Rule 134 or (ii) because such information is a Free Writing Prospectus that is not an Issuer Free Writing Prospectus (each such written communication, an “Underwriter Free Writing Prospectus”). As used herein, the term “Issuer Information” means any information of the type specified in clauses (1) – (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform), other than Underwriter Derived Information. As used herein, the term “Underwriter Derived Information” shall refer to information of the type described in clause (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) when prepared by any Underwriter, including traditional computational and analytical materials prepared by such Underwriter.

(e)      Each Underwriter severally and not jointly represents, warrants and agrees with the Depositor that:

  (i)      each Underwriter Free Writing Prospectus prepared by it will not, as of the date such Underwriter Free Writing Prospectus was conveyed or delivered to any prospective purchaser of Class A-1b Notes, when taken as a whole together with the Disclosure Package, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no Underwriter makes such representation, warranty or agreement to the extent such untrue statements in or omissions from any Underwriter Free Writing Prospectus were made in reliance upon and in conformity with any (A) written information furnished to the related Underwriter by the Depositor or Ally Financial expressly for use in such Underwriter Free Writing Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Financial to the related Underwriter prior to the time of use of such Underwriter Free Writing Prospectus, (B) information accurately extracted from the Preliminary Prospectus or the Final Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Financial to the related Underwriter prior to the time of use of such Underwriter Free Writing Prospectus or (C) Issuer Information (as defined in Section 5(d));

  (ii)      each Underwriter Free Writing Prospectus prepared by it shall contain a legend substantially in the form of and in compliance with Rule 433(c)(2)(i) of the Act, and shall otherwise conform to any applicable requirements for “free writing prospectuses” under the Act;

  (iii)      none of the information in any Underwriter Free Writing Prospectus will conflict with the information then contained in the Registration Statement or any prospectus or prospectus supplement that is a part thereof; and

  (iv) such Underwriter has in place, and covenants that it shall maintain, internal controls and procedures that it reasonably believes to be sufficient to ensure compliance in all material respects with all applicable legal requirements of the Act and the rules and regulations thereunder with respect to the generation and use of Underwriter Free Writing Prospectuses in connection with the offering of the Class A-1b Notes.

(f)      Each Underwriter that uses the Internet or other electronic means to offer or sell the Class A-1b Notes severally and not jointly represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure compliance in all material respects with all applicable legal requirements under the Act and applicable procedures, if any, worked out with the staff of the Commission relating to the use of the Internet or relating to computerized or electronic means of delivery to prospective investors of the Prospectus and any related “road-show” materials, including the Road Show, in each case in connection with the offering of the Initial Offered Notes or the Class A-1b Notes.

(g)      Each Underwriter severally and not jointly represents, warrants and agrees with the Depositor and the Sponsor that:

  (i)      on and prior to the date of this Agreement, it has not delivered (or caused any person other than the Sponsor or any of its affiliates to deliver) any written Rating Agency Information to any nationally recognized statistical rating organization (each, an “NRSRO”), other than the Rating Agency Information set forth on Schedule 6;

  (ii)      on and prior to the date of this Agreement, it has not requested (or caused any person other than the Sponsor or any of its affiliates to request) any Third-Party Diligence Report, other than a Third-Party Diligence Report set forth on Schedule 7 and, to the extent it has requested any Third-Party Diligence Report, it has provided such report to the Sponsor prior to the fifth business day prior to the date hereof;

  (iii)      on and after the date of this Agreement, it will not deliver (and will not cause any person other than the Sponsor or any of its affiliates to deliver) any written Rating Agency Information to any NRSRO other than with the express written consent of the Sponsor; and

  (iv)      it has not communicated any Rating Agency Information orally to any NRSRO except in circumstances where an authorized representative of the Sponsor participated in such oral communications; provided, however, that if an Underwriter receives an oral communication from any NRSRO, such Underwriter is authorized to inform such NRSRO that it will respond to the oral communication with a designated representative from the Sponsor or refer such NRSRO to the Sponsor, who will respond to the oral communication.

(h)      As of the Applicable Time and as of the Closing Date, each Underwriter has and will have complied with all of its obligations hereunder.

6.      Covenants of the Depositor. The Depositor covenants and agrees with the Underwriters that:

(a)      The Depositor shall furnish to the Underwriters without charge, during the period mentioned in Section 6(e) below, as many copies of the Final Prospectus and any supplements and amendments thereof or thereto as the Underwriters may reasonably request.

(b)      The Depositor has filed or shall file the Preliminary Prospectus pursuant to and in accordance with Rule 424(b) not later than the second business day following the date it is first used.

(c)      The Depositor shall prepare and file the Final Prospectus pursuant to and in accordance with Rule 424(b) not later than the second business day following the date it is first used.

(d)      The Depositor shall advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement, the Preliminary Prospectus or the Final Prospectus and shall consult with them and their counsel with respect to any comments they may have on any such proposed amendment or supplement; provided, however, that no such advice or consultation shall be necessary for Exchange Act reports filed by the Depositor in the ordinary course that contain opinions, the Basic Documents or related agreements, monthly distribution reports, annual reports and suspension of duty to report notices.

(e)      If, at any time when a prospectus relating to the Class A-1b Notes is (or but for the exemption in Rule 172 would be required to be) delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Preliminary Prospectus or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Preliminary Prospectus or the Final Prospectus to comply with the Act, the Depositor promptly shall (1) notify the Underwriters of such event and (2) prepare and file with the Commission, subject to paragraph (d) of this Section 6, an amendment or supplement which will correct such statement or omission or effect such compliance.

(f)      The Depositor represents and agrees that, unless it obtains the prior consent of each Underwriter, severally and not jointly, represents and agrees with the Depositor that, unless it obtains the prior consent of the Depositor, it has not made and will not make any offer relating to the Class A-1b Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus; provided, however, that the prior consent of the parties hereto shall be deemed to have been given with respect to the Free Writing Prospectuses included in Schedule 3 and Schedule 4 hereto, in the Intex CDI files as described in Section 5(d)(i) above, the Bloomberg Information and the information described in Section 5(d)(iii).

(g)      The Depositor shall take such action in order to exempt the Class A-1b Notes from the qualification for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the Underwriters shall reasonably request and to pay all reasonable expenses (including reasonable fees and disbursements of counsel) in connection with such exemption and in connection with the determination of the legality of the Class A-1b Notes for purchase under the laws of such jurisdictions as the Underwriters may designate. Thereafter, until all of the Class A-1b Notes have been retired, the Depositor shall arrange for the filing and making of, and shall pay all fees applicable to, such statements and reports and renewals of registration necessary in order to continue to exempt the Class A-1b Notes for secondary market transactions in the various jurisdictions in which the Class A-1b Notes were originally exempted for sale.

(h)      For a period from the date of this Agreement until the retirement of the Class A-1b Notes, or until such time as no Underwriter shall continue to maintain a secondary market in the Class A-1b Notes, whichever first occurs, the Depositor shall deliver or cause to be delivered to the Underwriters, upon request, the Servicer’s annual statement as to compliance pursuant to Section 4.01(a) of the Trust Sale and Servicing Agreement concerning Item 1123 of Regulation AB and the Report of Assessment of Compliance with Servicing Criteria furnished to the Indenture Trustee and the Owner Trustee pursuant to Section 4.02(a) of the Trust Sale and Servicing Agreement concerning Item 1122 of Regulation AB, promptly after the same are furnished to the Indenture Trustee and the Owner Trustee.

(i)      So long as any of the Class A-1b Notes are outstanding, the Depositor shall furnish to the Underwriters (i) as soon as available, a copy of each report of the Depositor filed with the Commission under the Exchange Act or mailed to the holders of the Class A-1b Notes, and (ii) from time to time, such other information concerning the Depositor as the Underwriters may reasonably request.

(j)      Whether or not the transactions contemplated by this Agreement are consummated, the Depositor shall pay or cause to be paid all expenses incident to the performance of the Depositor’s obligations under this Agreement, and shall pay or cause to be paid or shall reimburse the Underwriters for (i) any reasonable expenses (including reasonable fees and disbursements of outside counsel) incurred by them in connection with the qualification or exemption of the Class A-1b Notes for offer and sale and the determination of their legality for purchase under the laws of such jurisdictions as the Underwriters have reasonably requested pursuant to Section 6(g) and the printing of memoranda relating thereto, (ii) any fees charged by investment rating agencies for the rating of the Class A-1b Notes, and (iii) reasonable expenses incurred in printing, if applicable, and distributing the Preliminary Prospectus and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters.

(k)      To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 7(k) is conditioned upon the furnishing of documents or the taking of other actions by the Depositor on or after the Closing Date, the Depositor shall furnish such documents and take such other actions.

(l)      If, during the period after the Closing Date in which a prospectus relating to the Class A-1b Notes is required to be delivered under the Act, the Depositor receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Class A-1b Notes is in effect, the Depositor shall advise the Underwriters of the issuance of such stop order.

(m)      The Depositor and the Sponsor each acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Depositor and the Sponsor with respect to the offering of the Class A-1b Notes contemplated hereby (including in connection with determining the terms of the offering) and not as a fiduciary to, or an agent of, the Depositor, the Sponsor or any other person. Additionally, no Underwriter is advising the Depositor, the Sponsor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Depositor and the Sponsor shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and no Underwriter shall have any responsibility or liability to the Depositor, the Sponsor or any other person with respect thereto. Any review by the Underwriters of the Depositor, the Sponsor, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Depositor, the Sponsor or any other party.

7.      Conditions to the Obligations of the Underwriters. The obligations of the Underwriters hereunder are subject to the following conditions:

(a)      The Underwriters shall have received a letter, dated as of the date of the Final Preliminary Prospectus, with respect to the Final Preliminary Prospectus, and a letter, dated as of the Closing Date with respect to the Final Prospectus, each of which is from a nationally recognized accounting firm reasonably acceptable to the Underwriters and in form and substance reasonably acceptable to the Underwriters.

(b)      No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission and there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Depositor and its subsidiaries, taken as a whole, from that set forth in (i) the Disclosure Package as of the Applicable Time and (ii) the Registration Statement and the Final Prospectus; and the Underwriters shall have received, on the Closing Date, a certificate, dated the Closing Date and signed by an executive officer of the Depositor, to the foregoing effect. The officer signing such certificate may rely on the best of his/her knowledge as to proceedings pending or threatened.

(c)      The Underwriters shall have received on the Closing Date an opinion of the General Counsel of the Depositor and Assistant General Counsel of the Sponsor, dated the Closing Date, in form and substance reasonably acceptable to the Underwriters.

(d)      The Underwriters shall have received on the Closing Date a letter from Kirkland & Ellis LLP permitting the Underwriters to rely on certain legal opinions delivered by Kirkland & Ellis LLP on the Initial Closing Date.

(e)      The Underwriters shall have received on the Closing Date an opinion of Kirkland & Ellis LLP, special counsel to the Depositor, dated the Closing Date, in form and substance reasonably acceptable to the Underwriters.

(f)      The Underwriters shall have received a negative assurance letter with respect to the Disclosure Package as of the date hereof and with respect to the Final Prospectus, as of the date thereof and as of the Closing Date, of Kirkland & Ellis LLP, special counsel to the Depositor.

(g)      The Underwriters shall have received a negative assurance letter with respect to the Disclosure Package as of the date hereof and with respect to the Final Prospectus, as of the date thereof and as of the Closing Date, of Mayer Brown LLP, counsel for the Underwriters.

(h)      The Underwriters shall have received a certificate signed by an executive officer or officers of the Depositor, dated the Closing Date, in which such officer or officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Depositor in this Agreement as of the Closing Date, and the representations and warranties of the Depositor in the Trust Sale and the Servicing Agreement, the Trust Agreement, and the Pooling and Servicing Agreement, as of the Initial Closing Date, are true and correct and that the Depositor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder or thereunder at or before the Closing Date or the Initial Closing Date, as applicable.

(i)      On or prior to the Closing Date, the Depositor shall not offer, sell, contract to sell or otherwise dispose of any additional similar asset-backed securities (which shall not affect the Depositor’s right to offer, sell, contract to sell or otherwise dispose of the Class E Notes, the Class A-1a Notes or the Certificates) with respect to the assets of the Trust without the Underwriters’ prior written consent.

(j)      The Depositor shall have received the ratings letters that assign the ratings to the Class A-1 Notes specified in the Ratings Free Writing Prospectus.

The Depositor will furnish the Underwriters with conformed copies of such further opinions, certificates, letters and documents as the Underwriters reasonably request.

8.      Indemnification and Contribution.

(a)      The Depositor and Ally Financial jointly and severally agree to indemnify and hold harmless the Underwriters and each person, if any, who controls an Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Road Show and any Form ABS-15G (taken as a whole, together with the Disclosure Package), the Disclosure Package or the Final Prospectus (as amended or supplemented pursuant to Section 6(e) if the Depositor shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission made (i) in reliance upon and in conformity with the Underwriter Information or (ii) in reliance upon information included in the ABS Tables.

(b)      Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless each of Ally Financial and the Depositor, its respective directors, its respective officers and any person controlling either Ally Financial or the Depositor, as applicable, to the same extent as the foregoing indemnity from each of Ally Financial and the Depositor to such Underwriter in Section 8(a), but only with reference to:

 (i)      information in reliance upon or conformity with the Underwriter Information; and the Depositor acknowledges that the following items constitute the only “Underwriter Information”:

 (A)      the statements made by the Underwriters under the caption “Underwriting” in the Disclosure Package and the Final Prospectus with respect to the following:

 (I)      the legal names of the Underwriters in the table titled “Aggregate Principal Amount to be Purchased”;

 (II)      the table relating to selling concessions and reallowances and the paragraph of text preceding such table; and

 (III)      to the extent the fourth to last sentence under the caption “Underwriting”1 applies to the Underwriters, the representation of the Depositor and the Underwriters relating to purchase transactions, over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids; and

 (B)      each of the Underwriters’ “street names” on the front cover and the back cover, if any, of the Final Preliminary Prospectus and the Final Prospectus; and

 (ii)      any Underwriter Free Writing Prospectus (as defined in Section 5(d)), when taken as a whole together with the Disclosure Package;

provided, however, that no Underwriter shall be liable to the extent that any such loss, claim, damage or liability arises out of or is based upon any statement in or omission from any Underwriter Free Writing Prospectus in reliance upon and in conformity with (A) any written information furnished to the related Underwriter by the Depositor or Ally Financial expressly for

1 The fourth to last sentence under the caption “Underwriting” reads as follows: “Neither the depositor nor any underwriter represents that the underwriters will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.”

use therein, which information was not corrected by information subsequently provided by the Depositor or Ally Financial to the related Underwriter prior to the time of use of such Underwriter Free Writing Prospectus, (B) information accurately extracted from the Preliminary Prospectus or the Final Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Financial to the related Underwriter prior to the time of use of such Underwriter Free Writing Prospectus or (C) Issuer Information (as defined in Section 5(d)).

(c)      In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of Sections 8(a) or (b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by the Underwriters in the case of parties indemnified pursuant to Section 8(a) and by Ally Financial and the Depositor in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of the indemnified party.

If the indemnification provided for in this Section 8 is unavailable to an indemnified party under Section 8(a) or 8(b) or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Ally Financial and/or the Depositor on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Ally Financial and/or the Depositor on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by either of Ally Financial or the Depositor, as applicable, or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Each of Ally Financial, the Depositor and the Underwriters agrees that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Underwriters shall not be required to contribute any amount in excess of the amount by which the total price at which the Class A-1b Notes were offered for sale exceeds the amount of any damages which the Underwriters have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 8 to indemnify and contribute are several in proportion to their respective underwriting obligations and not joint.

The indemnity and contribution agreements contained in this Section 8 and the representations and warranties of each of Ally Financial and the Depositor, as applicable, in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Underwriter or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of either of Ally Financial or the Depositor, as applicable, together with its respective directors or officers or any person controlling such party, and (iii) acceptance of and payment for any of the Class A-1b Notes.

9.      Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Class A-1b Notes agreed to be purchased by such Underwriters hereunder and such failure to purchase or pay shall constitute a default in the performance of its or their obligations under this Agreement, the Underwriters may make arrangements satisfactory to the Depositor in its sole discretion for the purchase of such Class A-1b Notes by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the remaining Underwriters shall be obligated severally and not jointly to take up and pay for (in the respective proportions that the amount of Class A-1b Notes set forth opposite their names in Schedule 1 bears to the aggregate amount of Class A-1b Notes set forth opposite the names of all the remaining Underwriters) the Class A-1b Notes which the defaulting Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Class A-1b Notes which the defaulting Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of all of the Class A-1b Notes set forth in Schedule 1, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Class A-1b Notes and if such nondefaulting Underwriters do not purchase all the Class A-1b Notes, this Agreement will terminate without liability (except the Depositor’s liability under Section 6(j)) to any nondefaulting Underwriter, the Trust or the Depositor (other than under Section 8). In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as the Depositor shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any Underwriter of its liability, if any, to the Depositor and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10.      Termination. (a) If this Agreement shall be terminated by the Underwriters because of any failure or refusal on the part of either of Ally Financial or the Depositor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason either of Ally Financial or the Depositor shall be unable to perform its obligations under this Agreement, Ally Financial and the Depositor, jointly and severally, shall reimburse the Underwriters for all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of their outside counsel) reasonably incurred by the Underwriters in connection with the offering of the Class A-1b Notes.

(b)      The Underwriters may terminate this Agreement (upon consultation with each of Ally Financial and the Depositor) at any time prior to the Closing Date if, in the opinion of the Underwriters, there shall have been such a change in national or international financial, political or economic conditions that in their view will have a materially adverse effect on the success of the offering and distribution of or a secondary market for the Class A-1b Notes in the United States. After consultation with each of Ally Financial and the Depositor, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement without liability on the part of either the Underwriters or on the part of either of Ally Financial or the Depositor (other than under Section 8), and, notwithstanding Section 10(a), each party will pay its own expenses.

11.      Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of each of Ally Financial and the Depositor or its respective officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriters or either of Ally Financial or the Depositor or any of their respective officers or directors or any controlling persons, and will survive delivery of and payment for the Class A-1b Notes.

12.      Notices. All communications hereunder will be in writing, and, if sent to the Underwriters, will be mailed, delivered or sent by facsimile transmission and confirmed to the Underwriters at J.P. Morgan Securities LLC, 383 Madison Avenue, Floor 31, New York, New York, 10179, Attention: Billy Wong, facsimile: (212) 834-6352; Citigroup Global Markets Inc., 390 Greenwich Street, 1st Floor, New York, New York 10013, Attention: Global Securitized Products, facsimile: (212) 723-8718; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, 4th Floor, New York, New York, 10010, Attention: Asset Finance, facsimile: (212) 322-0862; and SG Americas Securities, LLC, 245 Park Avenue, New York, New York 10167, Attention: Steve Coffman; or if sent to the Depositor, will be mailed, delivered or sent by facsimile transmission and confirmed to it at 200 Renaissance Center, 12th Floor, Detroit, Michigan 48265; Attention: Director—U.S. Securitization, facsimile: (313) 656-6274.

13.      Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

14.      Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

15.      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

16.      Patriot Act. The Depositor acknowledges that in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are each required to obtain, verify and record information that identifies its clients, including the Depositor, which information may include the name and address of its clients, as well as other information that will allow the Underwriters to properly identify its clients.

17.      European Economic Area.

(a)       In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents to and agrees with the Depositor that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the depositor for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of offered notes referred to in clauses (a), (b) or (c) above will require the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

(b)      Each Underwriter represents, warrants and agrees that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

For the purpose of this Section 17, the expression “an offer of the offered notes to the public” in relation to any of the offered notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the offered notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State; and countries comprising the “European Economic Area” are Austria, Belgium, Bulgaria, Croatia (once its accession to the European Economic Area is finalized), Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

18.      Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated. Singular also includes the plural.

“ABS Tables” shall mean the tables under the caption of “Weighted Average Life of the Offered Notes—Percent of Initial Note Principal Balance Outstanding at Various ABS Percentages” in the Disclosure Package and the Final Prospectus, as applicable.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” means August 25, 2015.

“Bloomberg Information” has the meaning set forth in Section 5(d)(ii).

“Bloomberg Screen” means the Bloomberg Information contained in the Bloomberg screen identified in Schedule 3 hereto and filed with the Commission as a Free Writing Prospectus on August 25, 2015.

“Class A-1 Notes” means, collectively, the $197,000,000 aggregate principal balance of the Class A-1a Asset Backed Notes and the Class A-1b Notes.

“Closing Date” has the meaning set forth in Section 4.

“Commission” means the Securities and Exchange Commission.

“Disclosure Package” means the following, taken as a whole (i) the Final Preliminary Prospectus, (ii) the Ratings Free Writing Prospectus, (iii) the Bloomberg Screen and (iv) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“DTC” has the meaning set forth in Section 4.

“Effective Date” means with respect to any part of the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement relating thereto, the date and time that such part of the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement relating thereto became or becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Final Preliminary Prospectus” means the Preliminary Prospectus.

“Final Prospectus” means the final supplement relating to the Class A-1b Notes that was first filed pursuant to Rule 424(b) after the Applicable Time, and otherwise satisfies Section 10(a) of the Act. For the purposes of this definition, the Final Prospectus shall include (i) the prospectus supplement dated August 12, 2015 relating to the Initial Offered Notes, including the “Static Pool Data” set forth in Appendix A thereto and (ii) the prospectus dated August 6, 2015.

“Form ABS-15G” means any Form ABS-15G furnished on EDGAR with respect to Rule 15Ga-2 and the transaction contemplated by this Agreement, whether prepared or furnished by the Sponsor, the Depositor, an Underwriter or otherwise, or any revision or amendment thereof or any supplement thereto.

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405.

“Initial Closing Date” has the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433, relating to the Class A-1b Notes that (i) is required to be filed with the Commission by the Depositor or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Class A-1b Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Depositor’s records pursuant to Rule 433(g).

“Issuer Information” has the meaning set forth in Section 5(d).

“No-Action Letter” has the meaning set forth in Section 1(b).

“NRSRO” has the meaning set forth in Section 5(g).

“Preliminary Prospectus” means the preliminary supplement listed on Schedule 5 or filed with the Commission pursuant to Rule 424(b) that describes the Class A-1b Notes and the offering thereof and is used prior to filing of the Final Prospectus, together with the prospectus supplement dated as of August 12, 2015 relating to the Initial Offered Notes and the prospectus dated as of August 6, 2015. For purposes of this definition, information contained in a form of prospectus, preliminary supplement or preliminary prospectus supplement that is deemed to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Preliminary Prospectus only as of the actual time that form of prospectus, supplement or prospectus supplement is filed with the Commission pursuant to Rule 424(b), and shall include the “Static Pool Data” set forth in Appendix A thereto.

“Rating Agency” As of any date, any NRSRO requested by the Depositor to provide a rating on the Notes which is rating the Notes on such date.

“Rating Agency Information” means any information provided for the purpose of (a) determining the initial credit rating for the Class A-1b Notes, including information about the characteristics of the Receivables and the legal structure of the Class A-1b Notes, and (b) undertaking credit rating surveillance on the Class A-1b Notes, including information about the characteristics and performance of the Receivables.

“Ratings Free Writing Prospectus” means the free writing prospectus setting forth the ratings on the Initial Offered Notes and the Class A-1 Notes identified on Schedule 3 hereto and filed with the Commission as a Free Writing Prospectus on August 6, 2015.

“Registration Statement” means the registration statement referred to in Section 1(a) above, including exhibits incorporated by reference therein and any supplement, prospectus or prospectus supplement relating to the Class A-1b Notes that is filed with the Commission pursuant to Rule 424 and deemed part of such registration statement pursuant to Rule 430B, as amended at the Applicable Time (or, if not effective at the Applicable Time, in the form in which it shall become effective), and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be. Such term shall include any Rule 430A Information deemed to be included therein at the Effective Date as provided by Rule 430A.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Road Show” means the road show, dated as of August 2015, relating to the Initial Offered Notes and the Class A-1 Notes.

“Rule 134,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430A,” “Rule 430B,” “Rule 433” and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” means a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

“Third-Party Diligence Report” has the meaning set forth in Section 2(b).

[Signatures Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Depositor, the Sponsor and you in accordance with its terms.

Very truly yours,

CAPITAL AUTO RECEIVABLES LLC

By:	/s/ M. T. St. Charles
Name: M. T. St. Charles
Title: Vice President

ALLY FINANCIAL INC.

By:	/s/ R. C. Farris
Name: R. C. Farris
Title: Assistant Treasurer

S-1	Underwriting Agreement 2015-3 Class A-1b Notes

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written by the undersigned acting as an Underwriter.

J.P. MORGAN SECURITIES LLC

By:	/s/ Ernest K. Au
Name: Ernest K. Au
Title: Vice President

S-2	Underwriting Agreement 2015-3 Class A-1b Notes

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written by the undersigned acting as an Underwriter.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Amy Jo Pitts
Name: Amy Jo Pitts
Title: Managing Director

S-3	Underwriting Agreement 2015-3 Class A-1b Notes

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written by the undersigned acting as an Underwriter.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Brian Banschick
Name: Brian Banschick
Title: Vice President

S-4	Underwriting Agreement 2015-3 Class A-1b Notes

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written by the undersigned acting as an Underwriter.

SG AMERICAS SECURITIES, LLC

By:	/s/ Carl Spalding
Name: Carl Spalding
Title: Director

S-5	Underwriting Agreement 2015-3 Class A-1b Notes

SCHEDULE 1

Underwriters	Class A-1b Notes

J.P. Morgan Securities LLC	$32,750,000
Citigroup Global Markets Inc.	$32,750,000
Credit Suisse Securities (USA) LLC	$32,750,000
SG Americas Securities, LLC	$32,750,000

Total	$131,000,000

Sch. 1-1

SCHEDULE 2

Security	Interest Rate	Purchase Price*

Class A-1b Notes	One-Month LIBOR + 0.70%	99.85000%

* The Purchase Price of the Class A-1b Notes will also include a payment of $26,333.91, constituting the unpaid interest due to the Depositor accruing from and including August 19, 2015 to but excluding August 27, 2015.

Sch. 2-1

SCHEDULE 3

Issuer Free Writing Prospectuses

(1)	The Bloomberg Screen.

(2)	The Ratings Free Writing Prospectus.

Sch. 3-1

SCHEDULE 4

“Written Communication” (as defined in Rule 405 under the Act) Provided to Prospective

Investors and Not Identified in Section 5(d)

(1)	The Road Show.

Sch. 4-1

SCHEDULE 5

Preliminary Prospectus

(1)	Preliminary supplement dated August 25, 2015 to prospectus supplement dated August 12, 2015 to prospectus dated August 6, 2015, relating to $131,000,000 aggregate principal amount of Class A-1b Notes.

Sch. 5-1

SCHEDULE 6

Rating Agency Information

None.

Sch. 6-1

SCHEDULE 7

Third-Party Diligence Report

Report, dated August 4, 2015, filed with the Commission on August 4, 2015 on Form ABS-15G.

Sch. 7-1